News Release
For Release October 16, 2019
9:00 AM

Contact: (803) 951- 2265
Joseph G. Sawyer, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Third Quarter Results and Cash Dividend

Third Quarter Highlights

•	Net income of $2.898 million.
•	Diluted EPS of $0.39 per common share.
•	Net loan growth of $8.4 million during the quarter, an annualized growth rate of 4.6%.
•	Pure deposit growth, including customer cash management accounts, of $12.9 million during the quarter, a 6.3% annualized growth rate.
•	Mortgage unit had a record quarter in production and revenue.
•	Excellent key credit quality metrics with non-performing assets (NPAs) of 0.33% and a net loan recovery of $193 thousand.
•	Cash dividend of $0.11 per common share, the 71st consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 16, 2019 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2019 of $2.898 million as compared to $2.833 million in the third quarter of 2018. Diluted earnings per common share were $0.39 for the third quarter of 2019 compared to $0.37 in the third quarter of 2018. Year-to-date 2019 net income was $8.274 million, compared to $8.543 million earned in the first nine months of 2019. Year-to-date diluted earnings per share were $1.08 compared to $1.11 during the same time period in 2018.

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2019. The company will pay an $0.11 per share dividend to holders of the company’s common stock. This dividend is payable November 15, 2019 to shareholders of record as of October 31, 2019. First Community President and CEO Mike Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 71st consecutive quarter.”

During the third quarter, the Company completed the previously announced repurchase of 300,000 shares of the company’s outstanding common stock at a cost of $5,637,257 with an average price per share of $18.79. The company also announced during the quarter the approval of a second share repurchase of up to 200,000 shares of the company’s outstanding common stock. Crapps noted, “Our initial share repurchase was completed very quickly. This approved second share repurchase provides us with some flexibility in managing capital going forward.”

In 2018, the Federal Reserve increased the asset size to qualify as a small bank holding company. As a result of this change, the company is generally not subject to the Federal Reserve capital requirements unless advised otherwise. The bank remains subject to capital requirements including a minimum leverage ratio and a minimum ratio of “qualifying capital” to risk weighted assets. These requirements are essentially the same as those that applied to the company prior to the change in the definition of a small bank holding company. Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2019, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.38%, 13.79%, and 14.58%, respectively. This compares to the same ratios as of September 30, 2018 of 9.84%, 13.85%, and 13.96%, respectively. As of September 30, 2019, the bank’s Common Equity Tier One ratio was 13.79% compared to 13.18% at September 30, 2018. Further, the company’s Tangible Common Equity to Tangible Assets ratio was 9.21% as of September 30, 2019 as compared to 8.51% as of September 30, 2018.

Asset Quality

The non-performing assets ratio for the third quarter of 2019 was 0.33% of total assets with a nominal level of non-performing assets of $3.720 million. Trouble debt restructurings, that are still accruing interest, were $1.423 million at the end of the third quarter of 2019.

There was a net loan recovery for the quarter of $193 thousand with a year-to-date net loan recovery of $214 thousand. The ratio of classified loans plus OREO now stands at 5.15% of total bank regulatory risk-based capital as of September 30, 2019.

Balance Sheet

(Numbers in millions)

	Quarter Ended 9/30/19	Quarter Ended 6/30/19	Quarter Ended 12/31/18	Year To Date $ Variance	Year To Date % Variance
Assets
Investments	$267.1	$252.3	$256.0	$11.1	4.3%
Loans	735.1	726.7	718.5	16.6	2.3%

Liabilities
Total Pure Deposits	$804.1	$791.6	$777.2	$26.9	3.5%
Certificates of Deposit	144.7	145.8	148.4	(3.7)	(2.5%)
Total Deposits	$948.8	$937.4	925.6	$23.2	2.5%

Customer Cash Management	$34.3	$33.9	$28.0	$6.3	22.5%
FHLB Advances	0.2	0.2	0.2	0.0	0.0%

Total Funding	$983.3	$971.5	$953.8	$29.5	3.1%
Cost of Funds (including demand deposits)	0.61%	0.61%	0.49%		12	bps
Cost of Deposits	0.52%	0.51%	0.39%		13	bps

Mr. Crapps commented, “We believe that the foundational value of a banking franchise resides in the following three components: deposits, asset quality and capital. Our results continue to show strength in all three. Our pure deposits (non-CD), including customer cash management accounts, continue to show nice growth with an annualized growth rate of 6.3%, while cost of deposits began to flatten, with a one basis point increase to 52 basis points.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $9.353 million for the third quarter of 2019, an increase of $237 thousand or 2.6% on a linked quarter basis and $470 thousand or 5.3% compared to the same period in 2018. Net interest margin, on a taxable equivalent basis, was 3.65%; however, this was positively impacted by a non-accrual interest recovery of $131 thousand related to one non-accrual loan that was paid off during the quarter. Net interest margin, on a tax equivalent basis, would have been 3.62% without this benefit, which is a decline of 5 basis points on a linked quarter basis. Crapps commented, “Margin and net interest income continue to be a point of focus given this rate environment and the competition for loans and deposits. While margin is a key measurement, we are also focused on increasing net interest income which translates directly to higher profitability.”

Non-Interest Income

Non-interest income was $3.113 million for the third quarter. The mortgage line of business had another record quarter with production of $37.9 million and revenues of $1.251 million. These results represent year-over-year increases of 17.0% and 7.9% respectively. The investment advisory line of business revenue for the third quarter was $509 thousand, an increase of 20.3% year-over-year and 4.1% on a linked quarter basis. Deposit fees generated in the commercial and retail banking line of business increased 10.8% on a linked quarter basis. Mr. Crapps commented, “Our strategy of generating revenue streams from multiple lines of business continues to serve us well. We continue to work to leverage each of our lines of business.”

Non-Interest Expense

Non-interest expense increased $150 thousand during the quarter to $8.790 million. The increases were primarily in salaries including employee benefits and other non-interest expense. Salaries and benefits expense increased $255 thousand on a linked quarter basis primarily due to higher accruals in incentive compensation of approximately $175 thousand based on current estimated performance, along with additional mortgage compensation expense of $27 thousand. Other non-interest expense increased by $191 thousand in the third quarter, the majority of which is non-recurring and related to external consultant fees and other smaller miscellaneous expenses. These expense increases were partially offset by the temporary reduction in the FDIC insurance assessment which was lower by $71 thousand on a linked quarter basis and marketing and public relations which was $271 thousand lower in the third quarter due to a reduced media schedule in the summer months.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Upstate, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)
	At September 30,		December 31,
	2019	2018	2018

Total Assets	$1,129,990	$1,091,142	$1,091,595
Other short-term investments (1)	13,156	22,709	17,940
Investment Securities	267,060	269,963	256,022
Loans held for sale	10,775	5,528	3,223
Loans	735,074	696,515	718,462
Allowance for Loan Losses	6,560	6,212	6,263
Goodwill	14,637	14,637	14,637
Other Intangibles	1,609	2,142	2,006
Total Deposits	948,827	921,722	925,523
Securities Sold Under Agreements to Repurchase	34,321	33,226	28,022
Federal Home Loan Bank Advances	216	4,236	231
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ Equity	118,780	108,186	112,497

Book Value Per Common Share	$16.03	$14.18	$14.74
Tangible Book Value Per Common Share	$13.84	$11.98	$12.56
Equity to Assets	10.51%	9.91%	10.31%
Tangible common equity to tangible assets	9.21%	8.51%	8.92%
Loan to Deposit Ratio	77.47%	75.57%	77.98%
Allowance for Loan Losses/Loans	0.89%	0.89%	0.87%
(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:(Bank)
Leverage Ratio	10.38%	9.84%	9.98%
Tier 1 Capital Ratio	13.79%	13.27%	13.19%
Total Capital Ratio	14.58%	14.05%	13.96%
Common Equity Tier 1	13.79%	13.27%	13.19%
Tier 1 Regulatory Capital	$114,171	$105,738	$107,806
Total Regulatory Capital	$120,731	$111,950	$114,069
Common Equity Tier 1	$114,171	$105,738	$107,806

Average Balances:
	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Average Total Assets	$1,120,024	$1,087,153	$1,104,342	$1,071,772
Average Loans	740,152	696,157	731,033	677,441
Average Earning Assets	1,022,202	992,644	1,007,126	976,326
Average Deposits	938,600	923,708	923,956	912,178
Average Other Borrowings	52,020	47,018	52,861	45,194
Average Shareholders’ Equity	117,230	107,892	116,102	106,514

Asset Quality:
	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2018
Loan Risk Rating by Category (End of Period)
Special Mention	$5,322	$5,704	$5,871	$7,230
Substandard	4,658	5,307	5,322	4,326
Doubtful	—	—	—	—
Pass	725,094	715,696	707,227	706,906
	$735,074	$726,707	$718,420	$718,462

	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2018
Nonperforming Assets:
Non-accrual loans	$2,275	$2,691	2,641	$2,546
Other real estate owned	1,412	1,412	1,460	1,460
Accruing loans past due 90 days or more	33	—	22	31
Total nonperforming assets	$3,720	$4,103	$4,123	$4,037
Accruing trouble debt restructurings	$1,880	$1,953	$1,991	$1,835

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Loans charged-off	$9	$—	$32	$9
Overdrafts charged-off	27	23	80	100
Loan recoveries	(202)	(119)	(246)	(246)
Overdraft recoveries	(7)	(9)	(24)	(27)
Net Charge-offs (recoveries)	$(173)	$(105)	$(158)	$(164)
Net Charge-offs to Average Loans	N/A	N/A	N/A	N/A

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Interest Income	$10,864	$9,985	$10,606	$9,819	$10,374	$9,331	$31,844	$29,135
Interest Expense	1,511	1,102	1,490	880	1,354	797	4,355	2,779
Net Interest Income	9,353	8,883	9,116	8,939	9,020	8,534	27,489	26,356
Provision for Loan Losses	25	21	9	29	105	202	139	252
Net Interest Income After Provision	9,328	8,862	9,107	8,910	8,915	8,332	27,350	26,104
Non-interest Income:
Deposit service charges	421	434	380	423	411	463	1,212	1,320
Mortgage banking income	1,251	1,159	1,238	1,016	844	951	3,333	3,126
Investment advisory fees and non-deposit commissions	509	423	489	401	438	383	1,436	1,207
Gain (loss) on sale of securities	—	—	164	94	(29)	(104)	135	(10)
Gain (loss) on sale of other assets	—	(29)	(3)	22	—	15	(3)	8
Other	932	855	918	955	845	923	2,695	2,733
Total non-interest income	3,113	2,842	3,186	2,911	2,509	2,631	8,808	8,384
Non-interest Expense:
Salaries and employee benefits	5,465	5,079	5,210	4,881	5,170	4,577	15,845	14,537
Occupancy	703	611	647	583	655	614	2,005	1,808
Equipment	365	388	389	398	386	381	1,140	1,167
Marketing and public relations	159	177	430	194	175	89	764	460
FDIC assessment	—	94	71	83	74	81	135	258
Other real estate expense	31	37	18	31	29	18	78	86
Amortization of intangibles	133	142	132	143	132	142	397	427
Other	1,934	1,606	1,743	1,912	1,702	1,692	5,389	5,210
Total non-interest expense	8,790	8,134	8,640	8,225	8,323	7,594	25,753	23,953
Income before taxes	3,651	3,570	3,653	3,596	3,101	3,369	10,405	10,535
Income tax expense	753	737	772	595	606	660	2,131	1,992
Net Income	$2,898	$2,833	$2,881	$3,001	$2,495	$2,709	$8,274	$8,543

Per share data:
Net income, basic	$0.39	$0.37	$0.38	$0.40	$0.33	$0.36	$1.10	$1.13
Net income, diluted	$0.39	$0.37	$0.37	$0.39	$0.33	$0.35	$1.08	$1.11

Average number of shares outstanding - basic	7,386,437	7,592,140	7,626,559	7,573,252	7,633,908	7,569,038	7,548,166	7,581,292
Average number of shares outstanding - diluted	7,463,258	7,724,410	7,704,221	7,726,479	7,724,780	7,712,534	7,629,339	7,719,663
Shares outstanding period end	7,408,879	7,629,638	7,511,164	7,605,053	7,664,967	7,600,690	7,408,879	7,629,638
Return on average assets	1.03%	1.03%	1.05%	1.12%	0.93%	1.04%	1.00%	1.07%
Return on average common equity	9.84%	10.42%	9.86%	11.35%	8.89%	10.40%	9.53%	10.72%
Return on average common tangible equity	11.39%	12.36%	11.46%	13.51%	10.41%	12.41%	11.10%	12.75%
Net Interest Margin (non taxable equivalent)	3.62%	3.55%	3.64%	3.67%	3.68%	3.61%	3.65%	3.61%
Net Interest Margin (taxable equivalent)	3.65%	3.60%	3.67%	3.71%	3.73%	3.66%	3.69%	3.66%
Efficiency Ratio (1)	70.51%	69.37%	71.18%	69.96%	72.01%	67.39%	71.22%	68.93%

(1) Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, net of securities gains or losses and loss on extinguishment of debt.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended September 30, 2019			Three months ended September 30, 2018
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$740,152	$9,092	4.87%	$696,157	$8,277	4.72%
Securities:	254,802	1,593	2.48%	271,348	1,583	2.31%
Federal funds sold and securities purchased	27,248	163	2.37%	25,139	125	1.97%
Total earning assets	1,022,202	10,848	4.21%	992,644	9,985	3.99%
Cash and due from banks	14,578			13,192
Premises and equipment	36,197			34,576
Other assets	53,494			52,895
Allowance for loan losses	(6,447)			(6,154)
Total assets	$1,120,024			$1,087,153

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$216,163	$159	0.29%	$193,941	$154	0.32%
Money market accounts	180,758	461	1.01%	185,928	240	0.51%
Savings deposits	99,693	32	0.13%	106,677	35	0.13%
Time deposits	175,431	567	1.28%	185,857	387	0.83%
Other borrowings	52,020	292	2.23%	47,018	286	2.41%
Total interest-bearing liabilities	724,065	1,511	0.83%	719,421	1,102	0.61%
Demand deposits	266,555			251,305
Other liabilities	12,174			8,535
Shareholders’ equity	117,230			107,892
Total liabilities and shareholders’ equity	$1,120,024			$1,087,153

Cost of funds, including demand deposits			0.61%			0.45%
Net interest spread			3.38%			3.38%
Net interest income/margin		$9,337	3.62%		$8,883	3.55%
Net interest income/margin FTE basis		$9,412	3.65%		$8,998	3.60%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$731,033	$26,492	4.85%	$677,441	$23,974	4.73%
Securities:	252,357	4,924	2.61%	275,216	4,855	2.36%
Federal funds sold and securities purchased under agreements to resell	23,736	428	2.41%	23,669	306	1.73%
Total earning assets	1,007,126	31,844	4.23%	976,326	29,135	3.99%
Cash and due from banks	13,983			13,398
Premises and equipment	35,832			34,972
Other assets	53,773			53,099
Allowance for loan losses	(6,372)			(6,023)
Total assets	$1,104,342			$1,071,772
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$204,300	$442	0.29%	$191,528	$292	0.20%
Money market accounts	179,063	1,283	0.96%	183,211	578	0.42%
Savings deposits	105,054	104	0.13%	106,581	109	0.14%
Time deposits	177,415	1,572	1.18%	190,877	1,022	0.72%
Other borrowings	52,861	954	2.41%	45,194	778	2.30%
Total interest-bearing liabilities	718,693	4,355	0.81%	717,391	2,779	0.52%
Demand deposits	258,124			239,981
Other liabilities	11,423			7,886
Shareholders’ equity	116,102			106,514
Total liabilities and shareholders’ equity	$1,104,342			$1,071,772

Cost of funds, including demand deposits			0.60%			0.39%
Net interest spread			3.42%			3.47%
Net interest income/margin		$27,489	3.65%		$26,356	3.61%
Net interest income/margin FTE basis		$27,772	3.69%		$26,702	3.66%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	December 31,	September 30,
Tangible book value per common share	2019	2018	2018
Tangible common equity per common share (non-GAAP)	$13.84	$12.56	$11.98
Effect to adjust for intangible assets	2.19	2.18	2.76
Book value per common share (GAAP)	$16.03	$14.74	$14.74
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	9.21%	8.92%	8.51%
Effect to adjust for intangible assets	1.30%	1.39%	1.40%
Common equity to assets (GAAP)	10.51%	10.31%	9.91%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Return on average common tangible equity (non-GAAP)	11.39%	12.36%	11.46%	13.51%	10.41%	12.41%	11.10%	12.75%
Effect to adjust for intangible assets	(1.55)%	(1.94)%	(1.60)%	(2.16)%	(1.52)%	(2.01)%	(1.57)%	(2.03)%
Return on average common equity (GAAP)	9.84%	10.42%	9.86%	11.35%	8.89%	10.40%	9.53%	10.72%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.